Exhibit 10.4

English Summary of
Property Lease Agreement

Lessor (hereinafter referred as “Party A”): ZHUANG Shuiyuan, ZHUANG Guoqing, ZHUANG Guocan and ZHUANG Guojian.

Lessee (hereinafter referred as “Party B”): Jinjiang Chengchang Shoes Co., Ltd.

Party A leases the property located at Tianyang Village of Qingyanglianyu Community, Jinjiang City, China, with floor areas of 4040.2 square meters. Party A and Party B agree as follows:

1.	The usage of lease is for the dormitory of Party B’s staff. Without consent of Party A, the property shall not be used for other purpose.

2.	Term of Lease: for January 30, 1999 to January 30, 2019. Rent per month is RMB 12,000.

3.	Method of Payment: Party B shall pay Party A RMB 72,000 in every 6 months.

4.

Neither Party shall terminate this agreement without cause during the term of lease. If either Party desires to terminate this Agreement with proper cause, such Party shall provide one-month prior written notice to the other Party and pay liquidated damage equal to one-month rent to the other Party.

5.

During the term of lease, Party B shall comply with the local regulations on management of temporary residence and shall not utilize this property to conduct any illegal activity. Party A has rights to terminate this Agreement prior to the expiration of lease and the deposits paid by Party B will be compensated to Party A as liquidation damage in case that any of illegal activities is found in property. Party B will assume all civil, economic and legal liabilities incurred by illegal activities. Party A will not be responsible for such activities.

6.

During the term of lease, Party B shall take care of all equipments inside and outside of the property. If the property and its supporting equipments are intentionally or negligently damaged by Party B, Party B shall be responsible for the recovery of the property and compensation for all economic losses. If Party B needs to decorate the property, Party B may renovate at its discretion with the consent of Party A, which, however, shall not damage the original construction structure.

7.	When the lease is expired,

a.

Party B shall return the property to Party A. If Party B desire to renew the property, it shall negotiate with Party A at least half a month prior to the expiration date and Party B shall have right of first refusal.

	b.	upon the expiration of lease, with the consent of Party A, Party B has priority to purchase this property at the same conditions.

8.	Any of the unsettled matters can be solved by negotiation of Party A and Party B. Party A and Party B may make supplemental agreement, which is equally effective as this Agreement.

9.	This Agreement is effective upon the execution and has two originals. Each Party holds one.

Party A: ZHUANG Shuiyuan, ZHUANG Guoqing, ZHUANG Guocan and ZHUANG Guojian.
/s/ ZHUANG Shuiyuan, ZHUANG Guoqing, ZHUANG Guocan and ZHUANG Guojian.

Party B: Jinjiang Chengchang Shoes Co., Ltd.
(Seal)

Date: January 25, 1999